UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Cherry Street, Suite 2100
Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 334-4100

Not Applicable
(Former name or former address, if changed since last report.)
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2016, in an effort to retain top-tier executive talent, Basic Energy Services, Inc. (“Basic” or the “Company”), after consultation with its outside compensation consultants, entered into (i) Key Employee Retention Bonus agreements with certain of its executive officers, including two of Basic’s named executive officers (each, a “Retention Bonus Agreement”); and (ii) Key Employee Incentive Bonus agreements with certain of its executive officers, including three of Basic’s named executive officers (each, an “Incentive Bonus Agreement”). The Company’s Board of Directors authorized the Incentive Bonus Agreements and the Retention Bonus Agreements, which are designed to supplement Basic’s existing employee compensation programs.

Retention Bonus Agreements

The Retention Bonus Agreements provide for payment to each recipient of cash-denominated awards in four equal installments. The first installment is to be paid as soon as administratively practicable following the execution of a Retention Bonus Agreement by a recipient. The remaining three installment payments are to be paid on each of August 15, 2016, November 15, 2016 and February 15, 2017.

Under the Retention Bonus Agreements, if prior to the June 20, 2017 (the “Vesting Date”) the recipient either (i) voluntarily terminates his employment with the Company other than as an eligible retirement or (ii) his employment is terminated by the Company for Cause (as defined in therein), then the recipient will both forfeit his right to payment of any remaining installment payments and be obligated to repay the Company for the total amount of any installment payments previously paid prior to such termination. The recipient will be eligible to receive any scheduled installment payments under the Retention Bonus Agreements after a termination of employment prior to the Vesting Date that is without Cause, as an eligible retirement or by reason of disability or death. The recipient’s retention of all or any portion of the retention bonus under the Retention Bonus Agreements in connection with a termination without Cause or as an eligible retirement will be contingent on the recipient executing and not revoking an agreement, in a standard form provided by the Company, granting a full release of all actual and potential claims that the recipient has or may have against the Company or its affiliates.

The aggregate value of payments to be made to Mr. Dame and Mr. Taylor pursuant to the Retention Bonus Agreements, which were calculated by reference to certain percentages of such named executive officer’s annual bonus targets and long-term incentive targets, are as follows:

Named Executive Officer	Total Retention Bonus Award Amount
William T. Dame Vice President, Pumping Services	$381,812
Brett J. Taylor Vice President, Manufacturing and Equipment	$229,425

Incentive Bonus Agreements

The Incentive Bonus Agreements provide for payment to each recipient of cash-denominated awards in three equal installments. The first installment is to be paid as soon as administratively practicable following the execution of an Incentive Bonus Agreement by a recipient. The second installment is to be paid as soon as administratively practicable following the execution by the Company of definitive documentation relating to a restructuring, reorganization and/or recapitalization of substantially all of the Company’s assets or liabilities (a “Restructuring Transaction”); provided that such execution must occur prior to June 20, 2017 (the “Expiration Date”). The third installment is to be paid as soon as administratively practicable following the closing or emergence from a Restructuring Transaction; provided that such closing or emergence must occur prior to the Expiration Date.

Under the Incentive Bonus Agreements, if prior to the Expiration Date the recipient either (i) voluntarily terminates his employment with the Company without Good Reason (as defined therein, including an eligible retirement) or (ii) his employment is terminated by the Company for Cause (as defined in therein), then the recipient will both forfeit his right to payment of any remaining installment payments and be obligated to repay the Company for the total amount of any installment payments previously paid prior to such termination. The recipient will be eligible to receive any scheduled installment payments under the Incentive Bonus Agreements after a termination of employment prior to the Expiration Date that is without Cause, for Good Reason or by reason of disability or death. The recipient’s retention of all or any portion of the incentive bonus under the Incentive Bonus Agreements in connection with a termination without Cause or for Good Reason will be contingent on the recipient executing and not revoking an agreement, in a standard form provided by the Company, granting a full release of all actual and potential claims that the recipient has or may have against the Company or its affiliates.

The aggregate value of payments to be made to Mr. Patterson, Mr. Krenek and Mr. Newman pursuant to the Incentive Bonus Agreements, which were calculated by reference to certain percentages of such named executive officer’s annual bonus targets and long-term incentive targets, are as follows:

Named Executive Officer	Total Incentive Bonus Award Amount
T.M. “Roe” Patterson President, Chief Executive Officer and Director	$1,253,700
Alan Krenek Senior Vice President, Chief Financial Officer, Treasurer and Secretary	$548,838
James F. Newman Senior Vice President, Region Operations	$548,838

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: June 21, 2016	By:	/s/ Alan Krenek
Alan Krenek
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary